Exhibit 99.1

ALPHA PRO TECH, LTD. ANNOUNCES FINANCIAL RESULTS FOR THE

FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 2019

FOR IMMEDIATE RELEASE

Company Contact:	Investor Relations Contact:
Alpha Pro Tech, Ltd.	Hayden IR
Donna Millar	Cameron Donahue
905-479-0654 ext. #4231	651-653-1854
e-mail: ir@alphaprotech.com	e-mail: cameron@haydenir.com

●	Revenue for the year ended December 31, 2019 was $46.7 million, compared to $46.6 million for the year ended December 31, 2018.

●	Net income for the year ended December 31, 2019 was $3.0 million, or $0.23 per diluted share, compared to $3.6 million, or $0.26 per diluted share, for the year ended December 31, 2018.

Nogales, Arizona – February 26, 2020 – Alpha Pro Tech, Ltd. (NYSE American: APT), a leading manufacturer of products designed to protect people, products and environments, including disposable protective apparel and building products, today announced financial results for the fourth quarter and year ended December 31, 2019.

Correction: the previously released press release omitted additional information regarding Mr. Hoffman’s quote. The following release updates that information.

Lloyd Hoffman, President and Chief Executive Officer of Alpha Pro Tech, commented, “Sales in the Building Supply segment finished the year strong as a direct result of the expansion of our TECHNO family of spunbond based (SB) synthetic roof underlayment products earlier in the year and improved U.S. housing starts in the second half of 2019. Sales of our TECHNO family of products grew by 36.3% in 2019 and were a significant driver of our 11.5% overall growth in sales of synthetic roof underlayment for the year.”

Hoffman continued “Our gross margins were negatively affected in 2019, primarily due to a change in product mix in the Building Supply segment and as a result of the mid-year termination of the Generalized System of Preferences, which had provided tariff-free status for sales of many of our Disposable Protective Apparel segment products and, to a lesser extent, some of our Building Supply segment products. We expect gross profit margin to stabilize and be in the mid-to-high thirty percent range for 2020. However, as a result of a surge in customer demand resulting from the outbreak of Covid-19, our overall gross margin is expected to be higher than normal in the first quarter of 2020 and potentially for the rest of the year, as gross margin on the N-95 face mask is significantly higher than our overall gross margin.”

Net sales

Consolidated net sales for the fourth quarter of 2019 were $10.9 million, compared to $11.0 million for the fourth quarter of 2018, representing a slight decrease of 0.4%. Building Supply segment sales for the fourth quarter ended December 31, 2019 increased by 5.8% to $6.2 million, compared to $5.8 million for the same period of 2018. Sales for the Disposable Protective Apparel segment for the fourth quarter ended December 31, 2019 decreased 7.5% to $4.8 million, compared to $5.2 million for the same period of 2018.

Consolidated sales for the year ended December 31, 2019 increased to $46.7 million, up from $46.6 million for the year ended December 31, 2018, representing an increase of 0.1%. Revenue growth in 2019 was driven by increased sales in the Building Supply segment of $541,000, partially offset by a decline in sales in the Disposable Protective Apparel segment of $500,000.

Building Supply segment sales in 2019 increased by $541,000, or 2.1%, to $26.6 million, compared to $26.0 million in 2018, primarily driven by an increase in sales of core building products of 6.2%, including an increase in sales of synthetic roof underlayment of 11.5% and an increase in sales of housewrap of 2.2%, partially offset by a decrease in sales of non-core other woven materials of 24.3%.

Sales of other woven material decreased in 2019 compared to 2018 as a result of our largest customer in this category having excess inventory and a slowdown in orders from its customers. We anticipate sales to this other woven customer to return to previous levels in 2020.

The sales mix of the Building Supply segment for the year ended December 31, 2019 was 47% for synthetic roof underlayment, 44% for housewrap and 9% for other woven material. This compared to a sales mix of 44% for synthetic roof underlayment, 44% for housewrap and 12% for other woven material for the year ended December 31, 2018.

Sales for the Disposable Protective Apparel segment for the year ended December 31, 2019 decreased by $500,000, or 2.4%, to $20.1 million, compared to $20.6 million for the year ended December 31, 2018. The decrease was due to a slight decrease in sales of disposable protective garments and a decrease in sales of face masks and face shields in 2019. Face mask sales were negatively affected by a less severe flu season in 2019, and face shield sales decreased primarily due to a large, one-time sale in 2018 that did not recur in 2019.

Gross profit

Gross profit for the fourth quarter of 2019 decreased by 2.8% to $3.8 million, or 35.2% gross profit margin, compared to $4.0 million, or 36.0% gross profit margin, for the same period of 2018.

Gross profit for the year ended December 31, 2019 decreased by $739,000, or 4.2%, to $17.0 million, compared to $17.7 million for the year ended December 31, 2018. The gross profit margin was 36.4% for the year ended December 31, 2019, compared to 38.0% for the year ended December 31, 2018. Gross profit margin was negatively affected, as certain products that were tariff-free until June 4, 2019 are no longer tariff-free, as well as due to the change in product mix in the Building Supply segment discussed above and increased rebates.

Management expects gross profit margin to be in the mid-to-high thirty percent range for 2020, which excludes any gross margin improvement that may result from increased sale of the N-95 face mask in connection with the Covid-19 outbreak.

Selling, General and Administrative Expenses

Selling, general and administrative expenses decreased by $48,000, or 1.5%, to $3.24 million for the fourth quarter of 2019, compared to $3.29 million in the same period of 2018. As a percentage of net sales, selling, general and administrative expenses decreased to 29.7% in the fourth quarter of 2019 compared to 30.0% for the same period of 2018.

Selling, general and administrative expenses increased slightly by $36,000, or 0.3%, to $13.35 million for the year ended December 31, 2019, from $13.31 million for the year ended December 31, 2018. As a percentage of net sales, selling, general and administrative expenses were flat at 28.6% for the years ended December 31, 2019 and 2018.

Income from Operations

Income from operations decreased by $158,000, or 27.8%, to $411,000 in the fourth quarter of 2019, compared to $569,000 for the same period last year. The decreased income from operations was primarily due to a decrease in gross profit of $109,000 and an increase in depreciation and amortization of $97,000, partially offset by a decrease in selling, general and administrative expenses of $48,000.

Income from operations decreased by $852,000, or 22.0%, to $3.0 million for the year ended December 31, 2019, compared to $3.9 million for the year ended December 31, 2018. The decreased income from operations was primarily due to a decrease in gross profit of $739,000, an increase in selling, general and administrative expenses of $36,000 and an increase in depreciation and amortization expense of $77,000.

Net Income

Net income for the fourth quarter of 2019 was $335,000, compared to $618,000 for the same period of 2018, a decrease of $283,000, or 45.8%. Net income as a percentage of net sales for the fourth quarter of 2019 was 3.1%, compared to 5.6% for the fourth quarter of 2018. Basic and diluted earnings per common share for the fourth quarters of 2019 and 2018 were $0.03 and $0.05, respectively.

Net income for the year ended December 31, 2019 was $3.0 million, compared to $3.6 million for the year ended December 31, 2018, a decrease of $625,000, or 17.2%. The decrease in net income was due to a decrease in income before provision for income taxes of $734,000, partially offset by a decrease in provision for income taxes of $109,000. Net income as a percentage of net sales for the year ended December 31, 2019 was 6.4%, compared to 7.8% for the year ended December 31, 2018. Basic and diluted earnings per common share for the years ended December 31, 2019 and 2018 were $0.23 and $0.26, respectively.

Balance Sheet

As of December 31, 2019, the company had cash of $6.5 million, compared to $7.0 million as of December 31, 2018. The decrease in cash was due to cash used in financing activities of $2.4 million, primarily for the repurchase of common stock, and cash used in investing activities of $1.1 million, partially offset by cash provided by operating activities of $3.1 million. The Company ended 2019 with working capital of $24.6 million and a current ratio of 12:1.

Inventory increased by $1.4 million, or 14.4%, to $11.3 million as of December 31, 2019, up from $9.9 million as of December 31, 2018. The increase was due to an increase in inventory for the Building Supply segment of $1.4 million, or 32.4%, and an increase in inventory for the Disposable Protective Apparel segment of $23,000, or 0.4%.

Colleen McDonald, Chief Financial Officer, commented, “On December 11, 2019, the Board of Directors authorized a $2.0 million expansion of our existing stock repurchase program, and, as of year-end, the amount available for additional repurchases under our stock repurchase program was $2.2 million. During the year ended December 31, 2019, we repurchased 683,910 shares of common stock at a cost of $2.5 million, bringing the program total to 17,887,817 shares of common stock repurchased at a cost of $35.3 million since the program’s inception. All stock is retired upon repurchase, and future repurchases are expected to be funded from cash on hand and cash flows from operating activities.”

The Company currently has no outstanding debt and maintains an unused $3.5 million credit facility. The Company believes that current cash balances and the borrowings available under its credit facility will be sufficient to satisfy projected working capital needs and planned capital expenditures for the foreseeable future.

About Alpha Pro Tech, Ltd.

Alpha Pro Tech, Ltd. is the parent company of Alpha Pro Tech, Inc. and Alpha ProTech Engineered Products, Inc. Alpha Pro Tech, Inc. develops, manufactures and markets innovative disposable and limited-use protective apparel products for the industrial, clean room, medical and dental markets. Alpha ProTech Engineered Products, Inc. manufactures and markets a line of construction weatherization products, including building wrap and roof underlayment. The Company has manufacturing facilities in Salt Lake City, Utah; Nogales, Arizona; Valdosta, Georgia; and a joint venture in India. For more information and copies of all news releases and financials, visit Alpha Pro Tech’s Website at http://www.alphaprotech.com.

Certain statements made in this press release constitute “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include any statement that may predict, forecast, indicate or imply future results, performance or achievements instead of historical facts and may be identified generally by the use of forward-looking terminology and words such as “expects,” “anticipates,” “estimates,” “believes,” “predicts,” “intends,” “plans,” “potentially,” “may,” “continue,” “should,” “will” and words of similar meaning. Without limiting the generality of the preceding statement, all statements in this press release relating to product demand, inventory levels, production plans and capacity, estimated and projected earnings, margins, costs, expenditures, cash flows, sources of capital, growth rates and future financial and operating results are forward-looking statements. We caution investors that any such forward-looking statements are only estimates based on current information and involve risks and uncertainties that may cause actual results to differ materially from the results contained in the forward-looking statements. We cannot give assurances that any such statements will prove to be correct. Factors that could cause actual results to differ materially from those estimated by us include the risks, uncertainties and assumptions described from time to time in our public releases and reports filed with the Securities and Exchange Commission, including, but not limited to, our most recent Annual Report on Form 10-K. We also caution investors that the forward-looking information described herein represents our outlook only as of this date, and we undertake no obligation to update or revise any forward-looking statements to reflect events or developments after the date of this press release. Given these uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results.

-- Tables follow --

Condensed Consolidated Balance Sheets

	December 31,
	2019	2018 (1)
Assets
Current assets:
Cash and cash equivalents	$6,548,000	$7,007,000
Investments	335,000	258,000
Accounts receivable, net of allowance for doubtful accounts of $53,000 and $64,000 as of December 31, 2019 and 2018, respectively	3,568,000	4,935,000
Accounts receivable, related party	724,000	383,000
Inventories	11,303,000	9,878,000
Right-of-use assets	898,000	-
Prepaid expenses	3,565,000	3,999,000
Total current assets	26,941,000	26,460,000

Property and equipment, net	3,943,000	3,244,000
Goodwill	55,000	55,000
Definite-lived intangible assets, net	11,000	16,000
Right-of-use assets, net of current portion	2,280,000	-
Equity investments in unconsolidated affiliate	4,839,000	4,480,000
Total assets	$38,069,000	$34,255,000

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$501,000	$578,000
Accrued liabilities	920,000	1,342,000
Lease liabilities	883,000	-
Total current liabilities	2,304,000	1,920,000

Lease liabilities, net of current portion	2,337,000	-
Deferred income tax liabilities, net	252,000	141,000
Total liabilities	4,893,000	2,061,000

Commitments

Shareholders' equity:
Common stock, $.01 par value: 50,000,000 shares authorized; 12,885,273 and 13,502,684 shares outstanding as of December 31, 2019 and 2018, respectively	129,000	135,000
Additional paid-in capital	657,000	2,669,000
Retained earnings	32,390,000	29,390,000
Total shareholders' equity	33,176,000	32,194,000
Total liabilities and shareholders' equity	$38,069,000	$34,255,000

(1) The condensed consolidated balance sheet as of December 31, 2018 has been prepared using information from the audited consolidated balance sheet as of that date.

Condensed Consolidated Statements of Income

	Three Months Ended		Year Ended
	December 31,		December 31,
	2019	2018	2019	2018

Net sales	$10,920,000	$10,969,000	$46,665,000	$46,624,000

Cost of goods sold, excluding depreciation and amortization	7,077,000	7,017,000	29,693,000	28,913,000
Gross profit	3,843,000	3,952,000	16,972,000	17,711,000

Operating expenses:
Selling, general and administrative	3,240,000	3,288,000	13,348,000	13,312,000
Depreciation and amortization	192,000	95,000	602,000	525,000
Total operating expenses	3,432,000	3,383,000	13,950,000	13,837,000

Income from operations	411,000	569,000	3,022,000	3,874,000

Other income (expenses):
Equity in income of unconsolidated affiliate	(12,000)	194,000	359,000	587,000
Gain (loss) from marketable securities	8,000	(10,000)	231,000	(50,000)
Interest income, net	16,000	1,000	68,000	3,000
Total other income, net	12,000	185,000	658,000	540,000
Income before provision for income taxes	423,000	754,000	3,680,000	4,414,000

Provision for income taxes	88,000	136,000	680,000	789,000

Net income	$335,000	$618,000	$3,000,000	$3,625,000

Basic earnings per common share	$0.03	$0.05	$0.23	$0.26

Diluted earnings per common share	$0.03	$0.05	$0.23	$0.26

Basic weighted average common shares outstanding	12,944,867	13,548,170	13,142,872	13,909,688

Diluted weighted average common shares outstanding	12,985,847	13,623,714	13,168,725	13,962,819